Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of 360 Finance, Inc., including Class A Ordinary Shares represented by American depositary shares, and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: December 9, 2019

Ruby Finance Investment Ltd.	By:	/s/ Brian Eden
Name: Brian Eden Title: Director

Ruby Finance Holdings Ltd.	By:	/s/ Brian Eden
Name: Brian Eden Title: Director

FountainVest China Capital Partners GP3 Ltd.	By:	/s/ Brian Lee
Name: Brian Lee Title: Authorized Signatory